EXHIBIT 10.1

June 17, 2005

Jeannine P. Sargent

Dear Jeannine:

I am pleased to confirm our offer to promote you to the position of Executive Vice President, Marketing and Business Development and General Manager, Nano-Bio Instruments Group, reporting to me.  The effective date of the promotion will be June 6, 2005.  The terms applicable to your promotion are as follows:

•                                          Your revised bi-weekly salary will be $11,153.85.  This equates to an annual salary rate of $290,000.00.

•                                          You will remain on the annual Management Bonus Plan.  The plan is based on company performance, which at target can be up to 60% percent of your annual base salary in accordance with a Board approved Management Bonus Plan.  (Your 2005 Bonus calculation will be based on EBITA results vs. plan, allocated at 75% Metrology and 25% Corporate).

•                                          Veeco will provide a three-year cash incentive bonus based on achieving revenue and EBITA goals over a three-year period for Nano-Bio Instruments, to be completed within 60 days.

•                                          In the event you are terminated without “Cause” or you resign for “Good Reason” (each as defined below), the following would apply:

Severance.  Veeco will pay you a salary continuation benefit equal to your base salary payable over 18 months, less applicable deductions.  You will also receive a pro rata portion of the bonus you would have received for the year in which termination occurs under annual cash incentive plans in effect at the time of termination based on your and the Company’s performance relative to the goals under such plans (less amounts previously paid).  Such amount shall be payable on the same date(s) that the Company makes it bonus payments to employees generally with regard to such year.  In addition, if you are enrolled in Veeco’s medical and dental plans at the time of separation and elect to continue coverage under COBRA, then your contribution amount during the period in which salary continuation benefits are payable will be the normal employee (Veeco-subsidized) contribution rate.

Extended Exercise Period.  The exercise period for any Veeco stock options granted to you on or after the date hereof and held by you at the time of such termination or resignation (“Options”) would continue until the earlier of (x) 12 months following the date of such termination or resignation and (y) the expiration of the original term of such Options.

Option Acceleration.  In addition, if such termination or resignation occurs within 12 months following a “Change of Control” (as defined below), any unvested Options shall become immediately and fully vested and exercisable as of such date.

Receipt of the separation benefits described above is conditioned upon your execution (without revocation) of a general release of claims, including non-competition and non-solicitation provisions for the duration of the salary continuation period described above, substantially in the form attached as Annex A hereto.  If termination occurs as a result of a change of control, the non-competition provisions shall apply to the Company as it existed pre-acquisition.

I believe our relationship will continue to be mutually beneficial and feel this position offers you the challenge and responsibility you desire.

If you agree with the foregoing, please sign and return a copy of this letter.

Sincerely,	ACCEPTED AND AGREED:

/s/ Edward H. Braun	/s/ Jeannine P. Sargent
Edward H. Braun	Jeannine P. Sargent
Chairman and Chief Executive Officer

Additional Provisions

As used above, the following definitions shall apply:

“Cause” shall mean (i) your willful and substantial misconduct, (ii) your repeated, after written notice, neglect of duties or failure to perform your assigned duties, (iii) your commission of any material fraudulent act with respect to Veeco or its business, or (iv) your conviction of (or plea of no contest to) a crime constituting a felony.

“Change of Control” shall mean:  (a) any person or group of persons becomes the beneficial owner of securities representing 50 percent or more of Veeco’s outstanding voting securities, or (b) the approval by Veeco’s stockholders of one of the following:

(i)  Any merger or statutory plan of exchange (“Merger”) in which Veeco would not be the surviving corporation or pursuant to which Veeco’s voting securities would be converted into cash, securities or other property, other than a Merger in which the holders of Veeco’s voting securities immediately prior to the Merger have the same proportionate ownership of voting securities of the surviving corporation after the Merger;

(ii)  Any Merger in which the holders of outstanding voting securities of Veeco prior to such Merger will not, in the aggregate, own a majority of the outstanding voting securities of the combined entity after such Merger; or

(iii)  Any sale or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Veeco’s assets or the adoption of any plan or proposal for Veeco’s liquidation or dissolution.

“Good Reason” shall mean (a) a reduction of your base salary, other than as part of a salary reduction program affecting management employees generally, (b) a reduction in your target bonus potential below 60% of base salary, or (c) an involuntary diminution in your title, authority or responsibilities.

Please note that this letter does not alter the “at-will” nature of your employment with Veeco.  This means that your employment may be terminated by you or by Veeco at any time, with or without cause.  As described above, however, you may be entitled to severance benefits depending upon the circumstances of the termination of employment.